                                                                     Exhibit 8.1


                          GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881

                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231



                               September 29, 1998


Gables Residential Trust
2859 Paces Ferry Road
Atlanta, Georgia 30339

Ladies and Gentlemen:

         This opinion is furnished in our capacity as counsel to Gables Residential Trust, a Maryland real estate investment trust (the "Company"), in connection with the registration of 2,348,416 common shares of beneficial interest, par value $.01 per share, pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the following opinion, we have examined the Amended and Restated Declaration of Trust and Second Amended and Restated Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

         We have reviewed the Registration Statement and the descriptions set forth therein of the Company and its investments and activities. We have relied upon the representations of the Company and its affiliates and certain officers thereof (including, without limitation, representations contained in a representation letter dated as of this date) regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents and that the descriptions of the Company and its investments and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement and all prior registration statements filed with the Securities and Exchange Commission continue to be true. In addition, we have relied on

                          GOODWIN, PROCTER & HOAR LLP

Gables Residential Trust
September 29, 1998
Page 2


certain additional facts and assumptions described below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Registration Statement.

         In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

         The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

         Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that commencing with the Company's first taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method of operation, as described in the representations referred to above, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

                          GOODWIN, PROCTER & HOAR LLP

Gables Residential Trust
September 29, 1998
Page 3


         We express no opinions other than those expressly set forth herein. You should recognize that our opinion is not binding on the IRS and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

                                             Very truly yours,

                                             /s/ GOODWIN, PROCTER & HOAR  LLP

                                             GOODWIN, PROCTER & HOAR  LLP